EXHIBITS	Exhibit 7.3

BARCLAYS BANK PLC

RATIO OF EARNINGS TO FIXED CHARGES - US GAAP

	Year ended 31st December
	2005	2004	2003	2002	2001
	(in £ millions except for ratios)
FIXED CHARGES

Interest expense (b)	20,953	14,330	10,609	10,004	13,173
Rental expense (b)	126	93	85	87	95

Total fixed charges	21,079	14,423	10,694	10,091	13,268

EARNINGS

US GAAP income before taxes and minority interests (a)	4,565	4,465	2,588	3,609	3,957
Less: Unremitted pre-tax (income)/ loss of associated companies and joint ventures (b)	(28)	(51)	(21)	11	13

	4,537	4,414	2,567	3,620	3,970
Fixed charges	21,079	14,423	10,694	10,091	13,268

Total earnings including fixed charges	25,616	18,837	13,261	13,711	17,238

RATIO OF EARNINGS TO FIXED CHARGES	1.22	1.31	1.24	1.36	1.30

RATIO OF EARNINGS TO COMBINED FIXED CHARGES, PREFERENCE SHARE
DIVIDENDS AND SIMILAR APPROPRIATIONS - US GAAP

	Year ended 31st December
	2005	2004	2003	2002	2001
	(in £ millions except for ratios)
COMBINED FIXED CHARGES, PREFERENCE SHARE DIVIDENDS AND SIMILAR APPROPRIATIONS

Interest expense (b)	20,953	14,330	10,609	10,004	13,173
Rental expense (b)	126	93	85	87	95

Fixed charges	21,079	14,423	10,694	10,091	13,268
Preference share dividends and similar appropriations (c)	288	137	145	149	145

Total fixed charges, preference share dividends and similar appropriations	21,367	14,560	10,839	10,240	13,413

EARNINGS

US GAAP income before taxes and minority interests (a)	4,565	4,465	2,588	3,609	3,957
Less: Unremitted pre-tax (income)/loss of associated companies and joint ventures (b)	(28)	(51)	(21)	11	13

	4,537	4,414	2,567	3,620	3,970
Fixed charges	21,079	14,423	10,694	10,091	13,268

Total earnings including fixed charges	25,616	18,837	13,261	13,711	17,238

RATIO OF EARNINGS TO COMBINED FIXED CHARGES, PREFERENCE SHARE DIVIDENDS AND SIMILAR APPROPRIATIONS	1.20	1.29	1.22	1.34	1.29

(a)	For a discussion of significant differences between IFRS and US GAAP and a reconciliation of net income between amounts calculated under IFRS and those calculated under US GAAP, see note 63 of the accounts included herein.
(b)	Interest expense, rental expense and unremitted pre-tax income of associated companies and joint ventures under US GAAP for 2004 have been revised to take account of line item reclassifications arising from the Group’s conversion to IFRS.
(c)	Dividends payable on preference shares and similar appropriations are computed as the amount divided by 1 minus the effective or actual tax rate as appropriate. In reporting in previous years, the dividends payable on preference shares and similar appropriations were not grossed up to reflect the effective or actual tax rate. Prior year ratios have been revised accordingly.